Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Form 10-K of Art’s-Way Manufacturing Co., Inc. of our report dated February 22, 2010, related to the consolidated financial statements which appear in Art’s-Way Manufacturing Co., Inc.’s Form 10-K for the years ended November 30, 2009 and 2008.

/s/ Eide Bailly LLP

Minneapolis, Minnesota
February 22, 2010